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                                 Press Release


FOR IMMEDIATE RELEASE

For: MobileMedia Corporation
Media Contact: Krista Grossman - 714/708-9302

[Logo] MobileMedia


                 MOBILEMEDIA TO DELIST COMMON STOCK FROM NASDAQ

                          LAST TRADING DAY JUNE 3, 1997

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RIDGEFIELD PARK, NEW JERSEY, JUNE 3, 1997 -- MOBILEMEDIA CORPORATION (NASDAQ:
MBLQE) announced today that it has determined to delist its Class A common stock, par value $.001 per share (the "Common Stock"), which is currently traded on the Nasdaq National Market. The last trading day for the Common Stock on the Nasdaq National Market wil be June 3, 1997. The Company has concurrently filed a Current Report on Form 8-K containing this press release and certain other information.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is effective for financial statements for fiscal years beginning after December 15, 1995. Under certain circumstances, SFAS 121 requires companies to write down the carrying value of long-lived assets recorded in their financial statements to the fair value of such assets. A significant amount of the assets of the Company, which were acquired in acquisitions of businesses, including the DialPage and MobileComm acquisitions, were recorded on the Company's financial statements in accordance with principles of purchase accounting at the acquisition prices and constitute long-lived assets. The Company has determined, and its independent auditors have concurred, that SFAS 121 is applicable to the Company, and therefore the Company may be required to write down the carrying value of its long-lived assets to their fair value. The Company believes that the amount of the write-down could be material; however, it is not possible at this time to determine its amount. Since the Company cannot comply with SFAS 121 at this time, it is unable to issue audited financial statements in compliance with generally accepted accounting principles. Consequently, the Company will not file its Report on Form 10-K or its other periodic reports under the Securities Exchange Act of 1934, as amended. Accordingly, the Company is unable to comply with the continued listing requirements of the Nasdaq National Market and has requested that its Common Stock be delisted.

     MobileMedia is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to approximately 4.4 million subscribers in all 50 states, Canada and the Caribbean. The Company operates two one-way nationwide networks and is licensed to operate two nationwide narrowband PCS networks.

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